Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ImmunoCellular Therapeutics, Ltd. on Amendment No. 2 to Form S-1 (File No. 333-200874) of our report dated March 14, 2014, with respect to our audits of the financial statements and related financial statement schedules as of December 31, 2013 and 2012 and for each of the years ended December 31, 2013, 2012 and 2011 and for the period from February 25, 2004 (inception) to December 31, 2013, and our report dated March 14, 2014 with respect to our audit of the effectiveness of internal control over financial reporting as of December 31, 2013 appearing in the Annual Report on Form 10-K of ImmunoCellular Therapeutics, Ltd. for the year ended December 31, 2013. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Los Angeles, CA

February 9, 2015